Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 18, 2012
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2012, consolidated net income was $1,352,000, while consolidated net income available to common shareholders was $1,238,000, or $0.16 per diluted common share. This compared to net income of $1,450,000 and net income available to common shareholders of $1,239,000, or $0.16 per diluted common share for the same period a year ago.

Net interest income reflected a slight decrease of $88,000 or 1.4% to $6.2 million for the three months ended June 30, 2012, compared to $6.3 million for the same period last year. Year-to-date net interest income remained essentially flat at $12.5 million in both years.  The low interest rate environment continues to drive loan and investment yields down.  The company’s net interest margin for the three months ended June 30, 2012 was 4.73%, compared to 4.86% for the same period last year.

Non interest expense for the quarter and six month period ended June 30, 2012 totaled $4.6 million and $9.2 million, respectively, a slight increase over the $4.4 million and $8.9 million for the comparable periods in 2011. This increase was primarily due to additional salary and overhead costs associated with recent branch additions.

Non-performing assets as of June 30, 2012 were $7.2 million, or 1.20% of assets.  This is up from $6.7 million, or 1.12% at March 31, 2012.  The increase reflects the classification of one additional loan relationship as non-accrual.  Non-performing assets remain at favorable levels compared to the same period last year of $9.2 million, or 1.62%.

The provision for loan losses during the three months ended June 30, 2012, remained at $300,000, and unchanged from the same period of the previous year.  The ratio of loan loss reserves to gross loans for the three months ended June 30, 2012 was 2.05%.

Total assets were $596.4 million at June 30, 2012, an increase of $24.2 million, or 4.2%, from June 30, 2011. The Company’s total deposits were $526.4 million as of June 30, 2012, an increase of $30.2 million, or 6.1% over June 30, 2011.  Gross loans remained unchanged at $390.5 million as of June 30, 2012, compared to June 30, 2011.

“Though earnings remain solid in a difficult economic environment, we have not become complacent.  Faced with downward pressure on earning asset yield, corresponding to low interest rates and limited loan demand, we remain diligent in our business development efforts. The relationships we forge today will yield quality loans in the future,” stated Ron Martin, CEO.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter

Selected Quarterly Operating Data:	2012	2012	2011	2011	2011

Net interest income	$6,212	$6,264	$6,335	$6,339	$6,300
Provision for loan losses	300	300	300	300	300
Non-interest income	672	831	636	764	680
Non-interest expense	4,612	4,597	4,259	4,208	4,401
Income before income taxes	1,972	2,198	2,412	2,595	2,279
Provision for income taxes	620	737	915	846	829
Net income	1,352	1,461	1,497	1,749	1,450

Preferred stock dividends and accretion	(114)	(169)	(168)	(572)	(211)
Net income available to common shareholders	$1,238	$1,292	$1,329	$1,177	$1,239

Earnings per common share - basic	0.16	0.17	0.17	0.15	0.16
Earnings per common share - diluted	0.16	0.17	0.17	0.15	0.16
Dividends declared per common share	-	-	-	-	-
Return on average common equity	8.37%	8.93%	9.34%	8.44%	9.33%
Return on average assets	0.92%	0.98%	1.00%	1.21%	1.03%
Net interest margin (1)	4.73%	4.67%	4.70%	4.85%	4.86%
Efficiency ratio (1)	65.28%	63.74%	60.06%	58.27%	61.79%

Capital - Period End
Book value per share	$7.63	$7.37	$7.37	$7.26	$7.02

Credit Quality - Period End
Nonperforming assets/ total assets	1.20%	1.12%	1.22%	1.50%	1.62%
Loan loss reserve/ gross loans	2.05%	1.98%	2.17%	2.26%	2.20%

Period End Balance Sheet
($ in thousands)
Total assets	$596,417	$593,513	$612,172	$583,955	$572,262
Gross loans	390,515	392,584	396,202	391,379	390,521
Nonperforming assets	7,185	6,656	7,477	8,748	9,245
Allowance for loan losses	8,008	7,792	8,609	8,857	8,591
Deposits	526,407	518,727	536,204	505,505	496,212
Common equity	60,185	58,092	56,902	56,064	54,134
Total capital (2)	66,935	71,592	70,402	69,564	67,634

Non-Financial Data
Full-time equivalent staff	125	126	128	127	130
Number of banking offices	14	14	14	14	13

Common Shares outstanding
Period end	7,890,905	7,883,780	7,718,469	7,718,469	7,713,794
Period average - basic	7,728,024	7,722,609	7,705,164	7,705,164	7,713,794
Period average - diluted	7,750,952	7,743,941	7,737,248	7,731,463	7,745,193

Market Ratios
Stock Price	$6.96	$7.39	$6.75	$4.05	$5.85
Price/Earnings	10.83	11.01	9.87	6.68	9.08
Price/Book	0.91	1.00	0.92	0.56	0.83

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.  Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.  Prior to 9/30/2011, the preferred stock was issued under the TARP Capital Purchase Program.

	Six Months Ended June 30,

	2012	2011

Net interest income	$12,476	$12,506
Provision for loan losses	600	900
Non-interest income	1,503	1,351
Non-interest expense	9,209	8,927
Income before income taxes	4,170	4,030
Provision for income taxes	1,357	1,415
Net income	2,813	2,615
Preferred stock dividends and accretion	(283)	(421)
Net income available to common shareholders	$2,530	$2,194

Earnings per common share - basic	0.33	0.28
Earnings per common share - diluted	0.33	0.28
Dividends declared per common share	-	-
Return on average common equity	8.65%	8.42%
Return on average assets	0.95%	0.94%
Net interest margin (1)	4.70%	4.89%
Efficiency ratio (1)	64.50%	63.43%

Capital - Period End
Book value per share	$7.63	$7.02

Credit Quality - Period End
Nonperforming assets/ total assets	1.20%	1.62%
Loan loss reserve/ gross loans	2.05%	2.20%

Period End Balance Sheet
($ in thousands)
Total assets	$596,417	$572,262
Gross loans	390,515	390,521
Nonperforming assets	7,185	9,245
Allowance for loan losses	8,008	8,591
Deposits	526,407	496,212
Common equity	60,185	54,134
Total capital (2)	66,935	67,634

Non-Financial Data
Full-time equivalent staff	125	130
Number of banking offices	14	13

Common Shares outstanding
Period end	7,890,905	7,713,794
Period average - basic	7,725,316	7,712,604
Period average - diluted	7,747,446	7,743,707

Market Ratios
Stock Price	$6.96	$5.85
Price/Earnings	10.60	10.20
Price/Book	0.91	0.83

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.  Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.  Prior to 9/30/2011, the preferred stock was issued under the TARP Capital Purchase Program.